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                                                                     EXHIBIT 5.1


                                                 February 2, 2000

Global TeleSystems Europe B.V.
World Trade Center
Strawinskylaan 425
1077 XX Amsterdam
The Netherlands

Ladies and Gentlemen:

     We have acted as special United States counsel to Global TeleSystems Europe B.V., a Netherlands company (the "Company"), in connection with the filing by the Company under the Securities Act of 1933, as amended (the "Act") of a registration statement on Form S-4 (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, up to Euro 225,000,000 aggregate principal amount of the Company's outstanding 10 1/2% Senior Notes due 2006 (the "Outstanding Notes due 2006") and Euro 275,000,000 aggregate principal amount of the Company's outstanding 11% Senior Notes due 2009 (the "Outstanding Notes due 2009") and, together with the Outstanding Notes due 2006, the "Outstanding Notes") are exchangeable for up to a like principal amount of the Company's
10 1/2% Senior Notes due 2006 (the "Exchange Notes due 2006") and the Company's 11% Senior Notes due 2009 (the "Exchange Notes due 2009"), respectively (collectively, the "Exchange Notes"). The Outstanding Notes due 2006 were, and the Exchange Notes due 2006 will be, issued pursuant to an Indenture dated as of November 24, 1999 relating to the Notes due 2006 (the "Notes due 2006 Indenture") between the Company and United States Trust Company of New York as trustee, registrar, paying agent and transfer agent (the "Trustee"). The Outstanding Notes due 2009 were, and the Exchange Notes due 2009 will be, issued pursuant to an Indenture dated as of November 24, 1999 relating to the Notes due 2009 (the "Notes due 2009 Indenture" and, together with the Notes due 2006 Indenture, the "Indentures") between the Company and the Trustee. The Exchange Notes and the Outstanding Notes are collectively referred to herein as the "Notes."

         In our capacity as special United States counsel to the Company, we have examined the Registration Statement, the Indentures filed as Exhibit 4.5 and Exhibit 4.6 to the Registration Statement, the Outstanding Notes, forms of the Exchange Note due 2006 and the Exchange Note due 2009 contained in such Indentures and originals or copies certified or otherwise identified to our satisfaction of such documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.





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         Based upon the foregoing, it is our opinion that when the Exchange
Notes are exchanged for the Outstanding Notes as contemplated in the Registration Statement, assuming they have been duly authorized, executed, issued and delivered by the Company under the laws of the Netherlands and have been duly authenticated on behalf of the Trustee in accordance with the Indentures, the Notes will be duly authenticated and will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against the Company in accordance with their terms.

         The opinion set forth in the above paragraph is qualified to the extent that we have assumed the due authorization, execution and delivery of the Indentures by the Trustee and the Company. The opinion set forth in the foregoing paragraph is subject to the following additional qualifications:

         (a) Our opinion as to the enforceability of the Indentures is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) general principles of equity, including, without limitation, concepts of materiality, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors' rights;

         (b) Our opinion as to the enforceability of the Indentures is subject to the qualification that the payment of a premium upon the occurrence of an Event of Default (as defined in the Indentures) may not be enforceable under the federal law of the United States or the law of the State of New York;

         (c)      We express no opinion as to Section 10.15 of the Indentures.

         In addition, with your approval, we express no approval with respect to the laws, rules or regulations (whether at a federal, state or local level) pertaining to United States telecommunications law.

         We are attorneys admitted to practice law in the State of New York and we do not express herein any opinion as to any matters governed by or involving conclusions under the laws of any other jurisdiction other than the federal law of the United States of America.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the prospectus which is included in the Registration Statement.

                                           Very truly yours,

                                           /s/ Shearman & Sterling